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                                                                      EXHIBIT 11

                   AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                   Three Months Ended              Nine Months Ended
                                                 -----------------------       -------------------------
                                                 June 30,        July 2,       June 30,          July 2,
                                                  1996            1995           1996             1995
                                                 -----------------------       -------------------------
Net loss applicable to common stockholders       $(4,153)       $(16,498)       $(11,211)       $(15,372)
                                                 =======        ========        ========        ========
Adjusted Number of Common Shares

Weighted average shares outstanding                5,707           7,445           6,937           7,445

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                             380           1,241             524             835

Adjusted number of common shares                   6,087           8,686           7,461           8,280
                                                 =======        ========        ========        ========

Net loss per common share                        $ (0.68)       $  (1.90)       $  (1.50)       $  (1.86)
                                                 =======        ========        ========        ========




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